Amendment No. 1

This Amendment, effective April 1, 2010, amends and becomes a part of the Automatic Reinsurance Agreement (No. 0018-64/4101-08/C-TRA0410T01) dated April 1, 2010 between AXA Equitable Life Insurance Company and MONY Life Insurance Company (referred to as the CEDING COMPANY) and Transamerica Financial Life Insurance Company (referred to as the Reinsurer), as amended (“Agreement”).

Section D. of Article IX, Reinstatements, Continuations, Extended Term and Reduced Paid Up Insurance, is amended to include the following paragraph as follows:

In the event of a continuation subject to this Agreement in which the continuation policy is issued by MONY Life Insurance Company of America, such continuation shall be automatically reinsured under the reinsurance agreement between MONY Life Insurance Company of America, as Ceding Company, and Transamerica Life Insurance Company, as Reinsurer (Agreement No. 4102-02/C-TRA0410T01) dated April 1, 2010, as though it were a continuation subject to Section D of Article IX of that reinsurance agreement.

In the event of a continuation within the meaning of Section D of Article IX of the reinsurance agreement between MONY Life Insurance Company of America, as Ceding Company, and Transamerica Life Insurance Company, as Reinsurer (No. 4102-02/C-TRA0410T01) dated April 1, 2010, for which the continuation policy is issued by AXA Equitable Life Insurance Company and/or MONY Life Insurance Company, such continuation shall be deemed a continuation hereunder and a reinsured policy under this Agreement.

This Amendment does not alter, amend or modify the Agreement other than as expressly set forth in the Amendment, and except as otherwise provided herein is subject to all the terms and conditions of the Agreement together with all amendments and supplements thereto.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed, in duplicate, by their respective duly authorized officers.

AXA EQUITABLE LIFE INSURANCE COMPANY & MONY LIFE INSURANCE COMPANY		Transamerica Financial Life Insurance Company

On	1/13/2011	On	February 24, 2011

By:		By:
	Title AVP Reinsurance		Title Vice President

On	2/1/2011	On	March 1, 2011

By:		By:
	Title AVP & Actuary		Title Second Vice President

C- TRA0410T01-A01

61